                                                                     EXHIBIT 4.1

                 AMENDED AND RESTATED CREDIT FACILITY AGREEMENT

      THIS AGREEMENT is made as of the 12th day of July, 2005 by and among GRAHAM CORPORATION, a corporation formed under the laws of the State of Delaware with offices at 20 Florence Avenue, Batavia, New York 14020, and BANK OF AMERICA, N.A., successor by merger to Fleet National Bank, a national banking association organized and existing under the laws of the United States of America, having an office at One East Avenue, Rochester, New York 14604.

      The parties hereby agree as follows:

                            ARTICLE 1 - DEFINITIONS

      1.1 The following terms shall have the following meanings unless otherwise expressly stated herein:

            "Affiliate" shall mean any entity which directly or indirectly, or through one or more intermediaries, Controls or is Controlled By or is Under Common Control with the Borrower.

            "Applicable LIBOR Margin" shall mean the following amounts for the following respective ratios of Total Liabilities to Tangible Net Worth, calculated for the Borrower on a consolidated basis and without duplication in accordance with GAAP:

                                   MARGIN
 LEVERAGE RATIO                (BASIS POINTS)

>1.50 to 1.0                        L+200

< or = 1.50 to 1.0                  L+150

< or = 1.25 to 1.0                  L+125

< or = 1.00 to 1.0                  L+100

            The Applicable LIBOR Margin shall be adjusted on the first day of the month following the date on which the Bank receives the Borrower's quarterly or annual, as the case may be, consolidated financial statements pursuant to
Section 9.1 of this Agreement, and shall be based upon the average rolling four fiscal quarter ratios shown by such financial statements.

            "Applicable Prime Rate Margin" shall mean the following amounts for the following respective ratios of Total Liabilities to Tangible Net Worth, calculated for the Borrower on a consolidated basis and without duplication in accordance with GAAP:

                                 MARGIN
LEVERAGE RATIO                (PERCENTAGE)
> 1.50 to 1.0                    P-0.25%

< or = 1.50 to 1.0               P-0.50%

< or = 1.25 to 1.0               P-0.75%

< or = 1.00 to 1.0               P-1.00%

            The Applicable Prime Rate Margin shall be adjusted on the first day of the month following the date on which the Bank receives the Borrower's quarterly or annual, as the case may be, consolidated financial statements pursuant to Section 9.1 of this Agreement, and shall be based upon the average rolling four fiscal quarter ratios shown by such financial statements.

            "Bank" shall mean Bank of America, N.A., and its successors, legal representatives, and assigns.

            "Benefit Plan" of any Person, means, at any time, any employee benefit plan (including a Multiemployer Plan), the funding requirements of which (under Section 302 of ERISA or Section 412 of the Code) are, or at any time within six years immediately preceding the time in question were, in whole or in part, the responsibility of such Person.

            "Borrower" shall mean Graham Corporation and its successors, legal representatives, and assigns.

            "Break Costs" shall mean such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost, or expense incurred as a result of (i) any payment of any Obligation bearing a rate based upon the LIBOR Rate other than on the last day of the applicable LIBOR Interest Period for such Obligation, (ii) any failure by Borrower to borrow an Obligation on the date specified in Borrower's written notice of intention to borrow such Obligation at a rate based upon the LIBOR Rate, (iii) any failure by Borrower to pay an Obligation bearing a rate based upon the LIBOR Rate on any date for payment specified in Borrower's written notice of intention to pay such Obligation. Without limiting the foregoing, the Borrower shall pay to the Bank a "yield maintenance fee" as part of Break Costs in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the last day of the applicable LIBOR Interest Period of the particular Obligation as to which the prepayment is made shall be subtracted from the LIBOR in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining until the end of the respective applicable LIBOR Interest Period. Said amount shall be reduced to present value calculated by using the above-referenced United States Treasury securities rate and the number of days remaining until the last day of the respective applicable LIBOR Interest Period. The resulting amount shall be the yield maintenance fee due to Bank upon prepayment of the respective Obligation.

            "Business Day" shall mean a day on which commercial banks settle payments in New York, or London Banking Day if the payment obligation is calculated by reference to any LIBOR Rate.

            "Controlled Group" means a controlled group of corporations of which the Borrower is a member within the meaning of Section 414(b) of the Code, any group of corporations or entities under common control with the Borrower within the meaning of Section 414(c) of the Code or any affiliated service group of which the Borrower is a member within the meaning of Section 414(m) of the Code.

            "Controlled Group Member" means each trade or business (whether or not incorporated) which is a member of a Controlled Group.

            "Controls" (including the terms "Controlled By" or "Under Common Control") shall mean but not be limited to the ownership of ten percent (10%) or more of the outstanding shares of capital stock of any corporation having voting power for the election of directors, whether or not at the same time stock of any other class or classes has or might have voting power by reason of the happening of any contingency, or ownership of ten percent (10%) or more of any interest in any partnership, or any other interest by reason of which a controlling influence over the affairs of the entity may be exercised.

            "Conversion Date" shall mean the date on which an amount outstanding under the Revolving Line is converted to a Term Loan in accordance with Section
4.1 hereof.

            "Debt" for any Person shall mean (i) indebtedness of such Person for borrowed money, (ii) obligations of such Person for the deferred purchase price of property or services (except trade payables incurred in the ordinary course of business), (iii) capitalized or capitalizable obligations of such Person with respect to leases, (iv) the amount available for drawing under outstanding standby letters of credit issued for the account of such Person and the amount of other off-balance sheet obligations or liabilities, each to the extent not otherwise treated separately as Debt, (v) all obligations endorsed (other than for collection in the ordinary course of business) or guaranteed by such Person directly or indirectly in any manner including without limitation contingent obligations to purchase, pay or supply funds to any Person to assure a creditor against loss, (vi) obligations of such Person arising under acceptance facilities, (vii) obligations under Rate Management Transactions (but for purposes of calculation of covenants contained in Section 11 hereof, not benefits related to Rate Management Transactions), (viii) obligations secured by a lien, security interest, or other arrangement for the purpose of security on property owned by such Person whether or not the underlying obligations have been assumed by such Person, and (ix) any obligation of such Person to a Multi-Employer Plan which constitutes a liability under GAAP.

            "Debt Service Coverage Ratio" shall mean the ratio of (a) EBITDA to
(b) interest expense and current maturities of long term debt.

            "Debt To Worth Ratio" shall mean Total Liabilities compared to Tangible Net Worth, as determined by GAAP.

            "Default" shall mean any event, action, inaction, or occurrence that with the giving of notice or passage of time would constitute an Event of Default.

            "Distributions" shall mean (i) dividends, payments, or distributions of any kind (including without limitation cash or property) in respect of the capital stock, securities or other equity interests or rights to acquire such equity interests of the applicable entity except distributions in the form of such stock, equity securities, equity interests, or rights to acquire equity interests, and (ii) repurchases, redemptions, or acquisitions of capital stock, securities, or other equity interests or rights to acquire such equity interests.

            "EBITDA" shall mean, for any period and determined in accordance with GAAP, Net Income (calculated before Interest Expense, provision for taxes, depreciation and amortization of intangibles).

            "Environment" means any water including but not limited to surface water and ground water or water vapor; any land including land surface or subsurface; stream sediments; air; fish; wildlife; plants; and all other natural resources or environmental media.

            "Environmental Laws" means all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes and rules relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the regulations, rules, ordinances, bylaws, policies, guidelines, procedures, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

            "Environmental Permits" means all licenses, permits, approvals, authorizations, consents or registrations required by any applicable Environmental Laws and all applicable judicial and administrative orders in connection with ownership, lease, purchase, transfer, closure, use and/or operation of the Improvements and/or as may be required for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances.

            "Environmental Report" means written reports, if any, prepared for the Bank by an environmental consulting or environmental engineering firm.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import and regulations thereunder, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

            "ERISA Title IV Liability Event" means the occurrence of any one or more of the following events with respect to a Pension Plan subject to Title IV of ERISA: (a) the termination of the plan or the filing with the PBGC or delivery to affected parties of a notice of intent to terminate the plan; (b) the institution by the PBGC of proceedings to terminate the plan under Section 4042 of ERISA or the occurrence or existence of any event or condition that constitutes grounds for the PBGC to do so; (c) the occurrence of a Reportable Event; (d) the termination of a plan that is a Multiple Employer Plan or the withdrawal by the Borrower or a Controlled Group Member from a plan that is a Multiple Employer Plan under which the Borrower or a Controlled Group

Member was a substantial employer (within the meaning of Sections 4001(a)(2) and 4063 of ERISA); (e) the cessation of operations by the Borrower or a Controlled Group Member at a facility resulting in an event described in Section 4062(e) of ERISA with respect to the plan; or (f) the termination of a plan within five years of participation by the Borrower or a Controlled Group Member in a transaction that could be characterized under Section 4069(a) of ERISA as having as a principal purpose the evasion of liability under Title IV of ERISA with respect to the plan.

            "Event of Default" shall mean the occurrence of any event described in Article 12 hereof.

            "Forfeiture Action" shall mean any action, including investigations, hearings, and other legal proceedings, before any court, tribunal, commission, or governmental authority, agency, or instrumentality, whether domestic or foreign, that may result in seizure of any property or asset.

            "GAAP" shall mean generally accepted accounting principles.

            "Hazardous Substances" means, without limitation, any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances and any other material defined as a hazardous substance in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601, et. seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801, et. seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901, et. seq.; Articles 15 and 27 of the New York State Environmental Conservation Law or any other federal, state, or local law, regulation, rule, ordinance, bylaw, policy, guideline, procedure, interpretation, decision, order, or directive, whether existing as of the date hereof, previously enforced or subsequently enacted.

            "Improvements" shall mean any real property owned or used by the Borrower.

            "Increased Cost" shall mean any additional amounts sufficient to compensate the Bank for any increased costs of funding or maintaining the Obligations as a result of the adoption after the date of this Agreement of any law (other than changes in tax laws imposed on the overall net income or similar measure of profitability of the Banks) or guideline after the date of this Agreement regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank or its Affiliates, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, which has or would have the effect of reducing the rate of return on the Bank's capital or on the capital of the Bank's Affiliates as a direct consequence of the transactions contemplated by this Agreement and the Loan Documents, the existence of the Bank's commitments hereunder, or the Obligations to a level below that which the Bank or the Bank's Affiliates would have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies on capital adequacy).

            "Interest Expense" shall mean for the applicable period, all interest expense shown on the consolidated financial statements delivered pursuant to Section 9.1 of this Agreement.

            "IRC" means the Internal Revenue Code of 1986, as amended, and any reference to any particular IRC section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

            "Letter of Credit" shall mean a Letter of Credit described in
Article 3 of this Agreement.

            "LIBOR" shall mean the rate per annum as determined on the basis of the offered rates for deposits in United States Dollars, for a period of time comparable to the applicable LIBOR Interest Period which appears on the Telerate Page 3750 as of 11:00 a.m. London time on the day that is two London Banking Days preceding the first day of the applicable LIBOR Interest Period (the "Interest Setting Date"); provided, however, if the rate described above does not appear on the Telerate System on any applicable Interest Setting Date, the LIBOR rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point) determined on the basis of the offered rates for deposits in United States Dollars for a the applicable LIBOR Interest Period which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London Time, on the day that is two (2) London Banking Days preceding the first day of such LIBOR Interest Period as selected by the Bank. The principal London office of each of the four major London banks will be requested to provide a quotation of its United States Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in United States Dollars to leading European banks for a period of time comparable to the applicable LIBOR Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two (2) London Banking Days preceding the first day of such LIBOR Interest Period. In the event that the Bank is unable to obtain any such quotation as provided above, it will be deemed that LIBOR for the LIBOR Interest Period cannot be determined.

            In the event that LIBOR cannot be determined, or there is any change in any law or application thereof that makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Bank to hold obligations if the rate is determined with reference to the LIBOR, the Borrower shall not be entitled to elect an interest rate based upon the LIBOR Rate until LIBOR can again be determined or is lawful.

            "LIBOR Interest Period" shall mean any particular one-month, two-month, or three-month period during which an applicable LIBOR Rate shall be in effect. If any LIBOR Interest Period would otherwise end on a day that is not a London Banking Day, such Interest Period shall be extended to the next succeeding London Banking Day unless the result of such extension would be to carry such LIBOR Interest Period into another calendar month in which event such LIBOR Interest Period shall end on the immediately preceding London Banking Day. Any LIBOR Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period shall end on the last London Banking Day of a calendar month.

            "LIBOR Rate" shall mean, with respect to any LIBOR Interest Period, the rate per annum equal to LIBOR, further adjusted to reflect any Increased Cost. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage (defined below) with respect to LIBOR deposits of the Bank, then for any period during which the Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage. "Reserve Percentage" shall mean the maximum aggregate reserve requirement (including all basic, supplemental, marginal, and other reserves) which is imposed on member banks of the Federal Reserve System against "Euro-currency Liabilities as defined in Regulation D.

            "Loan Documents" shall mean all notes, instruments, security agreements, assignments, pledges, mortgages, guarantees, and other documents and agreements of any kind or nature related to this Agreement or the Obligations (including without limitation guarantees, security agreements, and the like previously given in favor of the Bank which by their terms apply to or secure both present and future obligations).

            "London Banking Day" shall mean any date on which dealings in United States Dollar deposits are carried on in the London interbank market and commercial banks are open for business in London.

            "Material Adverse Effect" shall mean a material adverse effect on
(i) the property, business, operations, financial condition, prospects, liabilities, or capitalization of the Borrower, (ii) the legality, validity or unenforceability of, or the legal ability of the Borrower to perform its obligations under, this Agreement or any of the Loan Documents, (iii) the financial capacity of the Borrower to perform any of its obligations under this Agreement or any of the Loan Documents, (iv) the rights and remedies of the Bank under this Agreement or any of the Loan Documents, or (v) the perfection or priority of any security interest or lien held by the Bank.

            "Multiemployer Plan" shall mean a collectively bargained plan to which more than one employer contributes.

            "Multiple Employer Plan" shall mean a plan maintained by more than one employer, but which is not maintained under a collective bargaining agreement, under which contributions of any participating employer are available to pay the benefits of any participant, even if employed by another employer."

            "Net Income" for any period shall mean the gross revenues for such period less all expenses and other proper charges, determined in accordance with GAAP consistently applied, but excluding in any event:

            (a) any gains or losses (not in the ordinary course of business) on the sale or other disposition of investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

            (b) the proceeds of any life insurance policy;

            (c) net earnings and losses of any corporation substantially all the assets of which have been acquired in any manner, realized by such other corporation prior to the date of such acquisition;

            (d) net earnings and losses of any corporation for periods with which the Borrower shall have consolidated or which shall have merged into or with the Borrower, prior to the date of such consolidation or merger;

            (e) net earnings of any business entity in which the Borrower has an ownership interest unless such net earnings shall have actually been received by the Borrower in the form of cash distributions; provided however, that net income shall include the earnings of consolidated subsidiaries;

            (f) earnings resulting from any reappraisal, revaluation or write-up of assets;

            (g) any gain arising from the acquisition of any securities of the Borrower;

            (h) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period;

            (i) amortization of negative good will net of good will,

            (j) income or loss attributable to equity in Affiliates, and

            (k) other extraordinary or unusual items but excluding contract cancellation fees and other related items in the ordinary course of business.

            "Obligations" shall include all of the Borrower's obligations to the Bank or any Affiliate of the Bank of any kind or nature, arising now or in the future, including without limitation obligations under or related to this Agreement, the Revolving Line Note, any Reimbursement Agreement, any Term Loan Note, the Loan Documents, overdrafts, automated transfer transactions, electronic funds transfers, Rate Management Transactions, and other transactions related to Borrower's dealings with Bank or its Affiliates.

            "PBGC" means the Pension Benefit Guaranty Corporation established under Title IV of ERISA or any other governmental agency, department or instrumentality succeeding to the functions of the said corporation.

            "Pension Plan" means any employee pension benefit plan (other than a Multiemployer Plan) as defined in Section 3(2) of ERISA maintained for employees of the Borrower or any Controlled Group Member or to which the Borrower or any Controlled Group Member made, or was required to make, contributions at any time within the preceding six years.

            "Person" shall mean any individual, sole proprietorship, or other entity of any kind or nature including without limitation any corporation, partnership, trust, unincorporated organization, limited liability company, mutual company, joint stock company, estate, union, employee organization, government or any agency or political subdivision thereof.

            "Plan" (i) with respect to each Related Party, an employee benefit plan (as defined in Section 3(3) of ERISA) which a Related Party sponsors or maintains or to which a Related Party may have liability (other than a Multiemployer Plan) and (ii) with respect to any Controlled Group member (other than a Related Party), an employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV of ERISA, including but not limited to any defined benefit pension plans subject to Section 412 of the IRC which such member of the Controlled Group sponsors or maintains or to which such member of the Controlled Group may have liability (other than a Multiemployer Plan).

            "Prime Rate" shall mean the variable per annum rate of interest so designated from time to time by the Bank as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Changes in the rate of interest resulting from changes in the Prime Rate shall take place immediately without notice or demand of any kind.

            "Prohibited Transaction" has the meaning set forth in Section 406 of ERISA or Section 4975 of the Code.

            "Qualified Plan" means a Plan which is intended to be, or has ever been treated as, tax-qualified under IRC Section 401(a).

            "Rate Change Date" shall mean the first day of each one- month, two-month, or three-month LIBOR Interest Period.

            "Rate Management Transaction" means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

            "Reimbursement Agreement" shall mean a Reimbursement Agreement substantially in the form of the Bank's standard letter of credit reimbursement agreement, or otherwise acceptable to the Bank in its sole discretion.

            "Related Party" shall mean the Borrower, any of its Affiliates, and any other person who is a member of the same Controlled Group as, or is treated as a single employer with, the Borrower or any such Affiliate under section 414(b), (c), (m), or (o) of the Code."

            "Release" has the same meaning as given to that term in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601(22), and the regulations promulgated thereunder.

            "Reportable Event" means a reportable event described in Section 4043 of ERISA and regulations thereunder other than a reportable event not subject to the requirement for a 30-day notice to the PBGC.

            "Revolving Line" shall mean the revolving line of credit established pursuant to Section 2.1 of this Agreement.

            "Revolving Line Note" shall mean the note evidencing Obligations related to the Revolving Line as described in Section 2.2 of this Agreement.

            "Revolving Line Termination Date" shall mean the date on which the Revolving Line terminates as described in Section 2.5 of this Agreement.

            "Subsidiary" shall mean any entity with respect to which Borrower owns a majority of the equity and voting interests.

            "Tangible Assets" shall mean total assets, after deduction of depreciation, depletion, and reserves, but excluding subordinated debt and accounts from and other obligations payable by officers and Affiliates and further excluding all assets required to be classified as intangible assets in accordance with GAAP (including without limitation organizational expense, good will, unamortized debt discount, research and development costs, patents, trademarks, copyrights, other intellectual property rights, franchises, and deferred assets).

            "Tangible Net Worth" shall mean Tangible Assets less Total Liabilities as determined by GAAP.

            "Term Loan" shall mean a term loan made pursuant to Article 4 of this Agreement.

            "Term Loan Note" shall mean a note evidencing Obligations related to a Term Loan as described in Section 4.2 of this Agreement.

            "Total Current Assets" shall mean all assets treated as current assets in accordance with GAAP.

            "Total Current Liabilities" shall mean all liabilities treated as current liabilities in accordance with GAAP, including without limitation all obligations payable on demand or within one year after the applicable measurement date as well as installment, reimbursement, or sinking fund payments payable within one year after the applicable measurement date, but excluding any such liabilities which are renewable or extendable at the option of the obligor to a date more than one year after the applicable measurement date.

            "Total Liabilities" shall mean the sum of all liabilities shown on the Borrower's balance sheet as of the applicable date of determination, determined in accordance with GAAP including without limitation subordinated debt.

            "Welfare Plan" means an employee welfare benefit plan as defined in
Section 3(1) of ERISA, maintained for employees of the Borrower or any Controlled Group Member.

            "Working Capital" means Total Current Assets minus Total Current Liabilities as determined by GAAP.

                           ARTICLE 2 - REVOLVING LINE

      2.1 Revolving Line. Subject to the terms and conditions of this Agreement, the Bank hereby establishes for the benefit of the Borrower a revolving line of credit in the maximum principal amount of Thirteen Million Dollars ($13,000,000.00) outstanding at any one time. The proceeds of the Revolving Line shall be used to meet the Borrower's letter of credit and working capital requirements. Subject to the terms of this Agreement, the Borrower may borrow, repay, and reborrow under the Revolving Line so long as the aggregate principal amount outstanding at any time, plus (a) the undrawn amount of all Letters of Credit and (b) the outstanding principal amount of all Term Loans, does not exceed $13,000,000.00.

      2.2 Revolving Line Note. The Borrower shall execute, together with this Agreement, a note evidencing Obligations related to the Revolving Line in the form of Exhibit A attached hereto and made a part hereof.

      2.3 Interest Rate.

            Outstanding amounts under the Revolving Line Note shall bear interest, except as otherwise specifically provided herein, at a variable rate per annum equal to the Prime Rate in effect from time to time minus the Applicable Prime Rate Margin.

            The Borrower from time to time, however, may elect to have portions of the principal outstanding under the Revolving Line Note bear interest at the fixed per annum rate equal to the one-month, two-month, or three- month LIBOR Rate plus the Applicable LIBOR Margin for the period applicable to that rate by giving at least two (2) business days' prior notice in writing or by telecopy to the Bank. The notice shall specify (i) the rate chosen, (ii) the outstanding principal amount to bear interest at the applicable LIBOR Rate (with any outstanding amounts from time to time under the Revolving Line Note, in excess of such specified amount, to bear interest at the rate based upon the Prime
Rate), and (iii) the commencement date for such rate. No LIBOR Interest Period may be elected that would extend beyond the maturity date of the Revolving Line Note. The rate of interest so elected shall be in effect for the respective applicable LIBOR Interest Period. The Borrower shall be responsible for all Break Costs including without limitation those applicable if during any period in which a LIBOR based rate or rates is or are in effect, if the principal amount outstanding under the Revolving Line Note bearing interest at such respective rate or rates is ever less than the principal amount stated in the respective election notice or notices for such period.

            Interest shall continue to accrue after maturity, acceleration, and judgment at the rate required by this Agreement until the Revolving Line Note is paid in full. All computations of interest shall be made on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.

      2.4 Payments. Payments of all accrued interest under the Revolving Line Note shall be due on the first day of each month.

            In the event the Borrower becomes aware, or receives notice (oral or written) from the Bank, that principal amounts outstanding under the Revolving Line exceed the maximum available amount described herein at any time, Borrower promptly shall make a principal payment to the Bank sufficient to reduce outstanding principal amounts to the maximum amount available hereunder.

            All remaining outstanding principal and accrued interest shall be due and payable in full upon the earlier of (a) at the option of the Bank, upon written notice to Borrower, an Event of Default, or (b) the Revolving Line Termination Date, provided that under certain circumstances, some or all of the principal amounts outstanding under the Revolving Line may be converted to a Term Loan in accordance with the terms of Article 4 hereof.

            The Borrower may prepay principal outstanding under the Revolving Line Note which is bearing interest based on the Prime Rate at any time without premium or charge.

            The Borrower may prepay an Obligation for which the interest rate is based upon LIBOR only upon at least three (3) Business Days prior written notice to Bank (which notice shall be irrevocable), and any such prepayment shall occur only on the last day of the LIBOR Interest Period applicable to such Obligation. Borrower shall pay to the Bank, upon request of Bank, Break Costs if any. Each principal prepayment shall be accompanied by a payment of all accrued interest on the principal prepaid.

            In addition, any prepayment due to a refinancing of the Revolving Line in whole or in part by another financial institution (i) one year or less after the date hereof must be accompanied by an additional $100,000 premium payment, (ii) more than one year but less than two years after the date hereof must be accompanied by a $50,000 premium payment, and (iii) thereafter prior to the Revolving Line Termination Date must be accompanied by a $10,000 premium payment.

            All payments shall be made by Borrower to Bank at the address for Bank first shown above in this Agreement or such other place as Bank may from time to time specify in writing in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without deduction or withholding for, any taxes or other payments.

      2.5 Revolving Line Termination. Unless extended in writing by the Bank on terms and conditions then acceptable to the Bank, the Revolving Line will terminate on, the earlier of (i) October 31, 2008 and (ii) the date of termination pursuant to Section 12.1 hereof.

      2.6 Audits. Borrower agrees to allow the Bank complete access to all books and records of the Borrower upon reasonable request. Borrower agrees to submit information which the Bank may reasonably request from time to time in connection with the Revolving Line.

      2.7 Facility Fee. The Borrower shall pay the Bank on or before the date of the first advance hereunder a facility fee of one-quarter of one percent (0.25%) of the maximum amount available under the Revolving Line ($32,500.00).

      2.8 Unused Fee. The Borrower shall pay the Bank a quarterly fee of one-quarter of one percent (0.25%) per annum times the average unused availability under the Revolving Line during the preceding quarter. For purposes of calculating such average unused availability, the undrawn amounts of outstanding Letters of Credit shall be aggregated with amounts borrowed under the Revolving Line in determining what portion of the Revolving Line has been used. At the end of each fiscal quarter, the Bank will bill the Borrower for the unused fee.

                         ARTICLE 3 - LETTERS OF CREDIT

      3.1 Letters of Credit. Subject to the terms and conditions of this Agreement, the Bank will make Letters of Credit available for the account of the Borrower in an aggregate stated face amount not exceeding the lesser of (a) Eight Million Dollars ($8,000,000), and (b) the availability under the Revolving Line. Letters of Credit will be made promptly available for the Borrower's work in process (to support customer progress payments) or as otherwise requested by Borrower for general business purposes. The stated amount outstanding under all Letters of Credit at all times shall reduce, dollar for dollar, the amount available for advances under the Revolving Line. The Letters of Credit shall be in form satisfactory to the Bank and will be for a term of up to three (3) years from the date of issuance, except that Letters of Credit in the aggregate face amount of $4,000,000.00 may have maturities of up to four (4) years from the date of issuance, which date of issuance may be no later than the Revolving Line Termination Date.

      3.2 Commissions. The Borrower will pay letter of credit commissions to the Bank on the date of issuance of the Letter of Credit and on each anniversary date thereafter if the Letter of Credit is renewed or has a maturity in excess of one year from the date of issuance, equal to one and one-quarter of one percent (1.25%) of the undrawn amount thereof for standby letters of credit, and one-quarter of one percent (0.25%) of the undrawn amount thereof for documentary letters of credit. Commissions on letters of credit having maturities of less than one year shall be charged ratably. In addition, the Borrower will pay to the Bank a $150 administrative fee for each Letter of Credit issued pursuant to this Agreement.

      3.3 Reimbursement. The Borrower will execute a Reimbursement Agreement that is satisfactory to the Bank, documenting its Obligations with respect to each of the Letters of Credit. Among other items, the Reimbursement Agreement will require immediate reimbursement to the Bank for all amounts drawn under the Letters of Credit, and outstanding drawn amounts not so reimbursed may, at the discretion of the Bank, be treated as advances under the Revolving Line.

            All payments shall be made by Borrower to Bank at the address for Bank first shown above in this Agreement or such other place as Bank may from time to time specify in writing in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without deduction or withholding for, any taxes or other payments.

                             ARTICLE 4 - TERM LOANS

      4.1 Term Loans. Subject to the terms and conditions of this Agreement, and provided that no Default exists, (a) prior to or upon the Revolving Line Termination Date, the Borrower shall have the right from time to time to convert not less than Two Million Dollars ($2,000,000) at any one time and up to Nine Million Dollars ($9,000,000) in the aggregate of then-outstanding principal amounts under the Revolving Line (excluding the face amount of any outstanding Letters of Credit), and (b) on the Revolving Line Termination Date, all then-outstanding principal amounts under the Revolving Line (excluding the face amount of any outstanding Letters of Credit) shall be converted to a two-year term loan (each, a "Term Loan"). The proceeds of each Term Loan shall be used to satisfy the converted Revolving Line Obligations. The principal amount outstanding under each Term Loan shall reduce, dollar for dollar, the amount available for advances under the Revolving Line.

      4.2 Term Loan Note. Each Term Loan shall be evidenced by a note dated on the Conversion Date of that Term Loan in the form of Exhibit B attached hereto and made a part hereof.

      4.3 Interest Rate.

            Outstanding amounts under each Term Loan Note shall bear interest, except as otherwise specifically provided herein, at a variable rate per annum equal to the Prime Rate in effect from time to time minus the Applicable Prime Rate Margin.

            The Borrower from time to time, however, may elect to have portions of the principal outstanding under a Term Loan Note bear interest at the fixed per annum rate equal to the one-month, two-month, or three-month LIBOR Rate plus the Applicable LIBOR Margin for the period applicable to that rate by giving at least two (2) business days' prior notice in writing or by telecopy to the Bank. The notice shall specify (i) the rate chosen and (ii) the outstanding principal amount to bear interest at the applicable LIBOR Rate, and (iii) the commencement date for such rate. No LIBOR Interest Period for a Term Loan Note may be elected that would extend beyond the maturity date of such Term Loan Note. The rate of interest so elected shall be in effect for the respective applicable LIBOR Interest Period. If the Borrower does not provide such an election notice two business days prior to the expiration of a LIBOR Interest Period, interest shall revert to the Prime Rate in effect from time to time minus the Applicable Prime Rate Margin, as set forth above. The Borrower shall be responsible for all Break Costs including without limitation those applicable if during any period in which a LIBOR based rate or rates is or are in effect, if the principal amount outstanding under any Term Loan Note bearing interest at such respective rate or rates is ever less than the principal amount stated in the respective election notice or notices for such period.

      Interest shall continue to accrue after maturity, acceleration, and judgment at the rate required by this Agreement until each Term Loan Note is paid in full. All computations of interest shall be made on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.

      4.4 Payments.

            Payments of all accrued interest under each Term Loan Note shall be due on the first day of each month. Monthly principal payments with respect to each Term Loan Note, each equal to one-twenty-fourth (1/24th) of the original principal amount of such Term Loan Note, shall be due on the first day of each month.

            All remaining outstanding principal and accrued interest under each Term Loan Note shall be due and payable in full on the date which is twenty four
(24) months from its Conversion Date.

            The Borrower may prepay principal outstanding under a Term Loan Note which is bearing interest based on the Prime Rate at any time without premium or charge.

            The Borrower may prepay an Obligation for which the interest rate is based upon LIBOR only upon at least three (3) Business Days prior written notice to Bank (which notice shall be irrevocable), and any such prepayment shall occur only on the last day of the LIBOR Interest Period applicable to such Obligation. Borrower shall pay to the Bank, upon request of Bank, Break Costs if any. Prepayments shall be applied in inverse order of maturity. Each principal prepayment shall be accompanied by a payment of all accrued interest on the principal prepaid.

            In addition, prepayment due to a refinancing of any Term Loan in whole or in part with another financial institution (i) one year or less after the date hereof must be accompanied by an additional $100,000 premium payment,
(ii) more than one year but less than two years after the date hereof must be accompanied by a $50,000 premium payment, and (iii) thereafter prior to the maturity date of the Term Loan must be accompanied by a $10,000 premium payment.

            All payments shall be made by Borrower to Bank at the address for Bank first shown above in this Agreement or such other place as Bank may from time to time specify in writing in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without deduction or withholding for, any taxes or other payments.

           ARTICLE 5 - EXPENSES/FEES/DEFAULT RATE/PAYMENT APPLICATION

      5.1 Costs and Expenses. Borrower shall pay on demand all reasonable expenses of Bank in connection with the preparation, administration, default, collection, waiver or amendment of Obligation terms, or in connection with Bank's exercise, preservation, or enforcement of any of its rights, remedies, or options hereunder, including without limitation, fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or similar professional fees or expenses, and any fees or expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with any Obligation or any collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the highest rate applicable to any Obligation (including any default rate) and be an Obligation secured by any collateral.

      5.2 Application of Payments. All payments shall be applied first to the payment of all fees, expenses and other amounts due to the Bank (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after an Event of Default, payments will be applied to the Obligations as Bank determines in its sole discretion.

      5.3 Default Interest Rate. Upon a Default (whether or not Bank has accelerated payment of the Obligations), or after maturity or after judgment has been rendered with respect to any of the Obligations, Borrower's right to select pricing options shall cease and the unpaid principal of all Obligations shall, at the option the Bank, bear interest at a rate which is four (4) percentage points per annum greater than that which would otherwise be applicable.

      5.4 Late Payment Fees. If the entire amount of any required principal and/or interest is not paid in full under any of the Loan Documents within ten
(10) days after the same is due, Borrower shall pay to the Bank a late fee equal to five percent (5%) of the required payment.

      5.5 Prepayments Upon Default. If by reason of an Event of Default the Bank elects to declare the Obligations to be immediately due and payable, then any prepayment charge or Break Costs with respect to the Obligations shall become due and payable in the same manner as though the Borrower had exercised a right of prepayment.

      5.6 Obligations Related to Rate Management Transactions. In the event that the Borrower enters into any interest rate swap agreement or other agreement related to any Rate Management Transaction with the Bank or any of its affiliates, any costs incurred by the Bank or its affiliates in connection therewith, including without limitation any interest, expenses, fees, premiums, penalties or other charges associated with any obligations undertaken by the Bank or its affiliates to hedge or offset the Bank's or its affiliates obligations pursuant to such agreement, or the termination of any such obligations, shall be (i) deemed additional interest and/or a related expense (to be determined in the sole discretion of the Bank) and due as part of the Obligations and secured by all collateral and covered by all guarantees referenced in Article 6 and otherwise therefor to the full extent thereof, and included in any judgment in any proceeding instituted by the Bank.

                             ARTICLE 6 - COLLATERAL

      6.1 Reaffirmation of Security Interests. The Borrower hereby reaffirms to the Bank its Amended and Restated Security Agreement (Accounts, Inventory, Chattel Paper, Documents, Technology and General Intangibles) dated as of November 3, 1999, and its Amended and Restated Security Agreement (Goods and Equipment) dated as of December 3, 1999 (collectively, the "Security Agreements"), and the liens created thereby. The Borrower confirms to the Bank that the Security Agreements continue in full force and effect, and that the

Obligations hereunder constitute Obligations as defined in the Security Agreements, secured by the Collateral described in the Security Agreements. Such security interests shall be first liens on such assets, which shall not be otherwise encumbered except as specified on Schedule 6.1 attached hereto and made a part hereof.

                    ARTICLE 7 - REPRESENTATIONS OF BORROWER

      a. Representations by the Borrower. The Borrower represents and warrants to the Bank as follows:

      7.1 Organization and Power. The Borrower is duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business and in good standing in the State of New York and in all other states in which failure to qualify could reasonably be expected to have a Material Adverse Effect. The Borrower has full power and authority to own its properties, to carry on its business as now being conducted, to execute, deliver and perform the Loan Documents, and to consummate the transactions contemplated thereby. The Borrower has no Subsidiaries or Affiliates except those listed on Schedule 7.1.

      7.2 Proceedings of Borrower. All necessary action on the part of the Borrower, including shareholder approval to the extent required, relating to authorization of the execution and delivery of the Loan Documents, and the performance of the Obligations of the Borrower thereunder has been taken. The Loan Documents constitute legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms. To the best of Borrower's knowledge, after due inquiry, the Borrower has no defenses, offsets, claims, or counterclaims with respect to its obligations arising under the Loan Documents. The execution and delivery by the Borrower of the Loan Documents, and the performance by the Borrower of the Loan Documents, will not violate any provision of law or the Borrower's Certificate of Incorporation or By-laws or organizational or other documents or agreements. The execution, delivery and performance of the Loan Documents, and the consummation of the transactions contemplated thereby will not violate, be in conflict with, result in a breach of, or constitute a default under any agreement to which the Borrower is a party or by which any of its properties is bound, or any order, writ, injunction, or decree of any court or governmental instrumentality, and will not result in the creation or imposition of any lien, charge or encumbrance upon any of its properties.

      7.3 Capitalization. All of the outstanding share interests and other equity interests of the Borrower are duly authorized, validly issued, and fully paid. Except for put options on shares distributed to participants in the Borrower's Employee Stock Ownership Plan, there is no existing contract, debenture, security, right, option, warrant, call or similar commitment of any character calling for or relating to the issuance of, purchase or receipt of, or redemption or retirement of, shares or other equity interests of the Borrower.

      7.4 Litigation. Except as disclosed in the most recent Financial Statements described in Section 7.5 hereof and in Schedule 7.4, there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower that brings into question the legality, validity or enforceability of the Loan Documents or the transactions contemplated thereby or that, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

      7.5 Financial Statements. All financial statements furnished by the Borrower to the Bank are complete and correct, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, and fairly present the financial condition of the Borrower, as of the respective dates thereof and the results of its operation for the respective periods covered thereby.

      7.6 Adverse Changes. Since the most recent financial statements described in Section 7.5 hereof there has been no Material Adverse Effect.

      7.7 Taxes. The Borrower has filed or caused to be filed when due all federal tax returns and all state and local tax returns that are required to be filed, and has paid or caused to be paid all taxes as shown on said returns or any assessment received. The Borrower's tax returns are not being audited on the date of this Agreement and the Borrower has not been notified of any intention by any taxing authority to conduct such an audit.

      7.8 Properties. The Borrower has good and marketable title to all of its properties and assets, including without limitation, the properties and assets reflected in the most recent financial statements referred to in Section 7.5 hereof. The Borrower has undisturbed peaceable possession under all leases under which it is operating, none of which contain unusual or burdensome provisions that would reasonably be expected to have a Material Adverse Effect, and all such leases are in full force and effect.

      7.9 Indebtedness. Except as disclosed in the most recent financial statements referred to in Section 7.5 hereof and as set forth on Schedule 7.9 attached hereto, the Borrower has no outstanding indebtedness or contingent liabilities (including without limitation "off-balance sheet" liabilities and liabilities as account party with respect to letters of credit), other than trade payables not yet due incurred in the ordinary course of business.

      7.10 Franchises; Permits. The Borrower has obtained and is in compliance with all material licenses, permits, franchises, and governmental authorizations necessary for the ownership of its properties and the conduct of its business as now being conducted, for which failure to comply would reasonably be expected to have a Material Adverse Effect.

      7.11 ERISA. No action, event, or transaction has occurred that could give rise to a lien or encumbrance on the assets of Borrower as a result of the application of relevant provisions of ERISA, and Borrower is in material compliance with all requirements of ERISA. Schedule 7.11 lists all of the Pension Plans which any Related Party or any member of its Controlled Group maintains, contributes to or has any liability under (or with respect to), whether or not terminated. No Pension Plan maintained by any Related Party or any member of its Controlled Group or to which such Person has an obligation to contribute, or with respect to which such employer has any other liability, has any material "unfunded liability" (i.e., accrued liabilities in excess of the fair market value of its assets). For purposes of this representation, the Bank agrees that the unfunded liability in the amount of $353,161, shown on the January, 2004 report for the Borrower's defined benefit plan is not material.

      7.12 Margin Securities. No proceeds of the Obligations have been or will be used for the purpose of purchasing or carrying Margin Securities as defined in Regulation U of the Federal Reserve Board.

      7.13 Compliance With Law. The Borrower is not in violation of any laws, ordinances, governmental rules, requirements, or regulations to which it is subject which violation would reasonably be expected to have a Material Adverse Effect.

      7.14 Environmental Matters. To the best of Borrower's knowledge:

            (a) the Improvements are not being used for, and the Borrower is not engaged in, the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance except in compliance with all Environmental Laws;

            (b) underground storage tanks are not and have not been located on the Improvements except in compliance with all Environmental Laws;

            (c) the soil, subsoil, bedrock, surface water and groundwater of the Improvements are free of any Hazardous Substances;

            (d) there has been no Release, nor is there the threat of a Release of any Hazardous Substance on, at or from the Improvements, and Borrower has not received any form of notice or inquiry from any federal, state or local governmental agency or authority, any operator, tenant, subtenant, licensee or occupant of the Improvements with regard to a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements;

            (e) all Environmental Permits relating to the Borrower and the Improvements have been obtained and are in full force and effect; there are no agreements, consent orders, decrees, judgments, license or permit conditions or other orders or directives of any federal, state or local court, governmental agency or authority relating to the past, present or future ownership, use, operation, sale, transfer or conveyance of the Improvements which require any change in the present condition of the Improvements or any work, repairs, construction, containment, clean up, investigations, studies, removal or other remedial action or capital expenditures with respect to the Improvements; and

            (f) there are no actions, suits, claims or proceedings, pending or threatened, which could cause the incurrence of expenses or costs of any name or description or which seek money damages, injunctive relief, remedial action or any other remedy that arise out of, relate to or result from (i) a violation or alleged violation by Borrower of any applicable Environmental Law or non-compliance or alleged non-compliance with any Environmental Permit, (ii) the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements or (iii) exposure to any Hazardous Substance to the extent the same arises from the Improvements or business or operations of Borrower.

      7.15 Patents; Trademarks; Authorizations. The Borrower owns or possesses all patents, trademarks, service marks, trade names, copyrights, licenses, authorizations, and all rights with respect to the foregoing, necessary to the conduct of its business as now conducted without any material conflict with the rights of others. The Borrower has full rights, without infringement upon the rights of others, to all intellectual property necessary for the operation of its business as it is now or is contemplated to be conducted.

      7.16 Contracts and Agreements. The Borrower is not a party to any contract or agreement that has or can reasonably be expected to have a Material Adverse Effect, and the Borrower is in compliance in all material respects with all contracts and agreements to which it is a party.

      b. Representations by the Bank. The Bank hereby makes the following representations, warranties and covenants on which the Borrower may rely in executing and delivering this Agreement. Such representations and warranties are made as of the date of execution of this Agreement.

      7.17 Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by the Bank and constitutes a legal, valid and binding obligation of the Bank enforceable against the Bank in accordance with its terms, except as may be limited by bankruptcy or creditors' rights laws or general principles of equity.

      7.18 Performance. At the date of execution of this Agreement, the Bank does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every one of its agreements contained in this Agreement. Such representations and warranties are made as of the date of execution of this Agreement.

                       ARTICLE 8 - CONDITIONS OF LENDING

      The following conditions must be satisfied before the Bank shall have any obligation to make any advance under this Agreement:

      8.1 Representations and Warranties. The representations and warranties of the Borrower contained herein shall be true and correct as of the date of making of each such advance, with the same effect as if made on and as of such date.

      8.2 No Defaults. There shall exist no Default at the time each advance is made.

      8.3 Performance. The Borrower shall have performed and complied with all agreements and conditions required to be performed or complied with by it prior to or at the time the advance is made.

      8.4 Opinion of Counsel. On or before the date of this Agreement, the Borrower shall have delivered an opinion of its counsel, in form and substance reasonably satisfactory to the Bank.

      8.5 Documents to be Delivered. On or before the date of this Agreement, the Borrower shall have delivered to the Bank all security agreements, mortgages, reimbursement agreements, assignments, guarantees, and any related documents necessary or desirable in connection with the requirements of Article 6 hereof; and all notes evidencing the Obligations shall have been delivered to the Bank at the time of the making of the respective loans.

      8.6 Certified Resolutions. On or before the date of this Agreement the Borrower shall have delivered a certificate of its corporate secretary certifying resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents, and the consummation of the transactions contemplated thereby, which resolutions shall remain in full force and effect so long as any of the Obligations are outstanding or any commitment to lend exists under this Agreement or the Loan Documents.

      8.7 Fees and Taxes. The Borrower shall have paid all filing fees, taxes, and assessments related to the borrowings and the perfection of any interests in collateral security required hereunder.

      8.8 Insurance. The Borrower shall have delivered evidence satisfactory to the Bank of the existence of insurance required hereby.

      8.9 Organizational Documents. On or before the date of this Agreement the Borrower shall have delivered to the Bank copies of its then-effective Certificate of Incorporation, By-laws, d/b/a certificates, and other organizational documents and instruments.

      8.10 Other Documents and Agreements. On or before the date of this Agreement, the Borrower shall have delivered such other documents, instruments, and agreements as the Bank and its legal counsel may require in connection with the transactions contemplated hereby.

      8.11 Financial Statements. On or before the date of this Agreement, the Borrower shall have delivered to the Bank the Borrower's most recent monthly financial statement.

      8.12 Certificates of Good Standing. On or before the date of this Agreement the Borrower shall have delivered to the Bank certificates of good standing from appropriate state officials to the effect that the Borrower is in good standing in the state of its formation as well as in all other states in which qualification is necessary for the Borrower to carry on its business in such states.

                 ARTICLE 9 - AFFIRMATIVE COVENANTS OF BORROWER

      So long as any Obligations to the Bank shall be outstanding or this Agreement remains in effect, unless the Bank otherwise consents in writing, the Borrower shall:

      9.1 Financial Statements. Furnish to the Bank as soon as available, but in no event later than July 31, 2005, and each July 31 of any year thereafter in which this Agreement remains in effect, copies of annual financial statements of the Borrower in reasonable detail satisfactory to the Bank, prepared in accordance with GAAP, and audited by and with an unqualified opinion from an independent certified public accountant satisfactory to the Bank. Said financial statements shall include at least a balance sheet, a statement of profit and loss, and a statement of cash flows, and shall be accompanied by (i) a schedule showing computation of financial covenants, (ii) a copy of any management letter prepared by Borrower's accountants, and (iii) a certificate of the Chief Financial Officer of the Borrower to the effect that no Default or Event of Default has occurred or, if an Event of Default shall have occurred and be continuing specifying the steps being taken to cure such Event of Default.

            The Borrower also shall furnish to the Bank unaudited financial statements not more than fifty (50) days after the close of each of the first three quarters of its fiscal year. Said statements shall be in reasonable detail satisfactory to the Bank, shall be prepared in accordance with GAAP, shall include at least a balance sheet, a statement of profit and loss, a statement of cash flows, and a schedule showing computation of financial covenants. Said financial statements shall be certified to be true and correct to the best knowledge of the Chief Financial Officer of the Borrower. Such financial statements shall be accompanied by a certificate of the Chief Financial Officer of the Borrower to the effect that no Default has occurred.

            Not more than sixty (60) days after the close of each fiscal year, Borrower shall deliver to the Bank a business plan and forecast for the next succeeding fiscal year.

            The Borrower shall provide to the Bank interim financial statements, if any, prepared by the Borrower's independent accountants.

      9.2 Other Reports and Inspections. Furnish to the Bank such additional information, reports, or financial statements as the Bank may, from time to time, reasonably request.

            The Borrower shall permit any person designated by the Bank to inspect the property, assets, and books of the Borrower at reasonable times and, prior to an Event of Default, upon reasonable notice, and shall discuss its affairs, finances, and accounts at reasonable times with the Bank from time to time as often as may be reasonably requested.

      9.3 Taxes. Pay and discharge all taxes, assessments, levies, and governmental charges upon the Borrower, its income and property, prior to the date on which penalties are attached thereto; provided, however, that the Borrower may in good faith contest any such taxes, assessments, levies, or charges so long as such contest is diligently pursued, appropriate reserves are reflected on the Borrower's financial statements, and no lien or execution exists or is levied against any of Borrower's assets related to the contested items.

      9.4 Insurance. Maintain or cause to be maintained insurance, of kinds and in amounts as described on Schedule 9.4 annexed hereto, with the insurance companies specified in such Schedule 9.4, or with other responsible insurance companies on all of its real and personal properties in such amounts and against such risks as are prudent, including but not limited to, full-risk extended coverage hazard insurance to the full insurable value of real property (co-insurance not being permitted without the prior written consent of the Bank), all-risk coverage for personal property, business interruption or loss of rents coverage, worker's compensation insurance (unless the Borrower is self-insuring on terms approved by the Bank in advance), and comprehensive general liability insurance. The Borrower also shall maintain flood insurance covering any of its real properties located in flood zones. The Borrower shall provide to the Bank, annually, a detailed list and evidence satisfactory to the Bank of its insurance carriers and coverage. Hazard insurance policies for real property shall name the Bank as loss payee, and for personalty, loss payee, as its interests may appear, and liability insurance policies shall name the

Bank as additional insured, and all policies shall provide for at least thirty
(30) day's prior notice of cancellation to the Bank.

      9.5 Existence. Cause to be done all things necessary to preserve and to keep in full force and effect its existence, rights, and franchises.

      9.6 Maintenance of Properties. At all times maintain, preserve, protect, and keep its property used or useful in conducting its business, in good repair, working order, and condition, ordinary wear and tear excepted, and, from time to time, make all needful and proper repairs, renewals, replacements, betterments, and improvements thereto, so that the business carried on may be properly and advantageously conducted at all times.

      9.7 Material Changes; Judgments. Notify the Bank immediately of any Material Adverse Effect and of the filing of any suits, judgments, or liens which, if adversely determined, could reasonably be expected to have a Material Adverse Effect. The Borrower also shall notify the Bank immediately of any change in the name, identity, or organizational structure of the Borrower, or any change in any equity or ownership interest in the Borrower.

      9.8 Environmental Compliance.

            (a) Comply with, and shall cause all operators, tenants, subtenants, licensees and occupants of the Improvements to comply with all applicable Environmental Laws and shall obtain and comply with, and shall cause all operators, tenants, subtenants, licensees and occupants of the Improvements to obtain and comply with, all Environmental Permits;

            (b) Provide Bank with a copy of all notifications which it gives or receives with respect to any past or present Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements;

            (c) at all times allow the Bank and its officers, employees, agents, representatives, contractors and subcontractors reasonable access after reasonable prior notice to the Improvements for the purposes of ascertaining compliance with Environmental Laws and site conditions, including, but not limited to, subsurface conditions;

            (d) deliver to the Bank: (i) copies of any documents received from the United States Environmental Protection Agency, or any state, county or municipal environmental or health agency concerning the Borrower's operations or the Improvements; and (ii) copies of any documents submitted by the Borrower to the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning its operations or the Improvements; and

            (e) if at any time the Bank obtains any reasonable evidence or information which suggests that a potential environmental problem may exist with respect to the Borrower or the Improvements that would pose a Material Adverse Effect to the Bank, at the Bank's request provide to the Bank a full or supplemental environmental inspection and audit report of a scope and level of detail satisfactory to Bank and prepared by an environmental engineer or other qualified person acceptable to the Bank at Borrower's expense. If such audit report indicates the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance by Borrower on, at or from the Improvements, Borrower shall undertake and pursue to completion all legally required investigative, containment, removal, clean up and other remedial actions, using methods recommended by the engineer or other person who prepared said audit report and acceptable to the appropriate federal, state and local agencies or authorities.

      9.9 ERISA Notices. At the Bank's request, deliver to the Bank copies of
(i) all annual reports, including schedules and attachments, filed with the Internal Revenue Service or PBGC by either the Borrower or a Controlled Group Member with respect to any Pension Plan subject to Title IV of ERISA and (ii) all notices Borrower receives from the Internal Revenue Service, PBGC, or U.S. Department of Labor with respect to any Pension Plan, Welfare Plan, or Multiemployer Plan, promptly after the filing or receipt of such documents. As soon as possible, and in any event within thirty (30) days after Borrower actually knows that any Reportable Event or material Prohibited Transaction has occurred or will occur with respect to any Pension Plan or Welfare Plan, that the PBGC, Borrower, or any Controlled Group Member has instituted or will institute proceedings under Title IV of ERISA to terminate any Pension Plan, that application will be made to the Secretary of the Treasury for a waiver of the minimum funding standard pursuant to Section 412(d) of the Code with respect to any Pension Plan or Multiemployer Plan, or that Borrower or a Controlled Group Member has or will withdraw from a Multiemployer Plan in a complete or partial withdrawal, Borrower shall deliver to the Agent a certificate of the chief financial officer of Borrower setting forth details as to such Reportable Event or material Prohibited Transaction or Pension Plan termination or waiver application or withdrawal and the action Borrower proposes to take with respect thereto.

      9.10 Labor Disputes. Within ten (10) days after Borrower learns of (a) any material labor dispute to which Borrower is likely to become a party, (b) any strikes or material walkouts relating to any plants or other facilities of Borrower, or (c) the expiration of any labor contract to which Borrower is a party or by which Borrower is bound, notify the Bank of the same and the steps Borrower plans to take in response thereto.

      9.11 Franchises/Permits/Laws. Preserve and keep in full force and effect all franchises, permits, licenses, and other authority as are necessary to enable it to conduct its business as being conducted on the date of this Agreement and comply in all material respects with all laws, the provisions of regulations, and requirements now in effect or hereafter promulgated by any properly constituted governmental authority having jurisdiction over it.

      9.12 Payments. Make all payments as and when required by the Loan
Documents.

      9.13 Amendments. Give the Bank written notice of an amendment or modification to its Certificate of Incorporation or other governing documents or agreements.

      9.14 Shareholder and Officer Loans. The Borrower shall provide to the Bank subordination agreements in form satisfactory to the Bank covering any loans to the Borrower from, or other obligations of the Borrower to, its Affiliates and shareholders in existence from time to time.

                  ARTICLE 10 - NEGATIVE COVENANTS OF BORROWER

      So long as any Obligations shall be outstanding, or this Agreement shall remain in effect, unless the Bank otherwise consents in writing, the Borrower shall not, directly or indirectly:

      10.1 Indebtedness. Create, incur, assume, or allow to exist, voluntarily or involuntarily, any obligation or obligations in the aggregate exceeding $300,000 at any one time during the term of this Agreement for borrowed money or its equivalent, excluding only (i) Obligations to and interests held by the Bank, (ii) obligations described in Schedule 7.9 attached hereto and made a part hereof, (iii) obligations to which the Bank consents in writing, (vi) trade indebtedness incurred in the ordinary course of the Borrower's business, (v) accrued payroll or compensation obligations; and (vi) loans, advances or other distributions permitted by Section 10.4(b).

      10.2 Mortgages; Liens; Encumbrances. Create, incur, assume, or allow to exist, voluntarily or involuntarily, any capitalizable lease, mortgage, security interest, pledge, lien or other encumbrance of any kind covering any of its property or assets, whether now owned or hereafter acquired, excluding only (i) interests held by the Bank, (ii) encumbrances described in Schedule 6.1, (iii) the charge upon property purchased under conditional sales or other title retention agreements, and (iv) obligations and interests to which the Bank consents in writing. The Borrower will not enter into any sale-leaseback transactions.

      10.3 Contingent Liabilities. (i) assume, guarantee, endorse, contingently agree to purchase, or otherwise become liable in any manner upon obligations in the aggregate exceeding $150,000 at any time during the term of this Agreement, contingent or otherwise, whether funded or current except for endorsement of negotiable instruments for deposit, collection, or similar transactions in the ordinary course of business, (ii) guarantee the dividends of any Person, or
(iii) become the general partner in any partnership.

      10.4 Loans; Investments.

      (a) Except as permitted by Section 10.4 (b), make any loan or advance to, or any investment in, any person, firm, joint venture, corporation or other entity whatsoever exceeding $150,000 in the aggregate at any one time outstanding, except short-term investments in certificates of deposit of financial institutions and similar investments made in the ordinary course of business.

      (b) Borrower shall not make any loans, advances, or other distributions of any kind exceeding $500,000 in the aggregate at any one time outstanding to any Affiliates of the Borrower without the prior consent of the Bank, which may be withheld in its absolute discretion.

      10.5 Mergers; Sales; Acquisitions; Changes in Ownership Interests. (i) Sell, lease, transfer, or otherwise dispose of any material portion of its assets except in the ordinary course of business, or (ii) enter into any merger or consolidation, or acquire all or substantially all the stock or other ownership interests or assets of any person, firm, joint venture, corporation, or other entity; provided, however, that such mergers, consolidations, or acquisitions shall be permitted if they do not exceed $7,000,000 in the aggregate and if, on a pro forma basis, the Borrower will continue to comply with the covenants contained in this Agreement, including without limitation the covenants contained in Article 11 hereof, on a going forward basis after completion of such merger, consolidation, or acquisition.

      10.6 Distributions. Make any Distributions or apply any of its property or assets to Distributions or set apart any sum or asset for the purpose of Distribution; provided, however, that Borrower may make dividends in the aggregate maximum amount of $500,000 per year and may repurchase or redeem stock in the aggregate maximum amount of $500,000 per year so long as after any such transactions no Event of Default exists and the Borrower continues to comply with Article 11 hereof.

      10.7 Material Changes. Permit any material change to be made in the character of the business of the Borrower, or in its Chief Executive Officer or Chief Financial Officer, other than for cause unless Borrower shall have provided for a successor reasonably acceptable to the Bank, or in the nature of its operations as carried on at the date hereof.

      10.8 Judgments. Allow to exist for more than sixty (60) days any judgments against Borrower in excess of $250,000.00 which are not fully covered by insurance or for which an appeal or other proceeding for the review thereof shall not have been taken and for which a stay of execution pending such appeal shall not have been obtained.

      10.9 Margin Securities. Allow any portion of the proceeds of the Obligations to be used, in whole or in part, for the purpose of purchasing or carrying any "margin stock" as such term is defined in Regulation U of the Board of Governors of the Federal Reserve.

      10.10 Negative Pledge. Enter into any agreement with anyone other than the Bank in which Borrower agrees not to pledge or otherwise transfer or encumber any asset of Borrower (including any and all Property) now or hereafter owned, whether or not such asset has been pledged to the Bank, except negative pledge agreements regarding liens which would be permitted by Section 10.2 hereof.

                        ARTICLE 11 - FINANCIAL COVENANTS

      So long as any Obligations to the Bank shall be outstanding or this Agreement remains in effect, unless the Bank otherwise consents in writing, the Borrower shall:

      11.1 Minimum Tangible Net Worth. Maintain a minimum Tangible Net Worth as follows:

FISCAL QUARTER ENDING                MIN.NET WORTH
---------------------                -------------
    6/30/05                             $15,000
    9/30/05                             $15,500
   12/31/05                             $16,500
    3/31/06                             $17,500
    6/30/06                             $17,500
    9/30/06                             $18,000
   12/31/06                             $19,000
    3/31/07                             $19,500
    6/30/07                             $19,500
    9/30/07                             $19,500
   12/31/07                             $19,500
    3/31/08                             $19,500

      11.2 Maximum Debt To Worth Ratio. Maintain a maximum Debt To Worth Ratio for the Borrower of (i) 1.65 to 1.0 from the date hereof until March 31, 2006, and (ii) 1.55 to 1.0 at all times thereafter, as shown on each quarterly and annual financial statement for the Borrower provided to the Bank.

      11.3 Minimum Debt Service Coverage Ratio. Maintain a minimum Debt Service Coverage Ratio for the Borrower of 1.30 to 1.0, as shown on each year-end financial statement for the Borrower provided to the Bank.

      11.4 Minimum Working Capital. Maintain minimum net Working Capital of $8,000,000 at all times, as shown on the annual financial statement for the Borrower provided to the Bank.

                             ARTICLE 12 - DEFAULTS

      12.1 Defaults. The following events shall constitute "Events of Default" under this Agreement.

            (a) Nonpayment. Failure of the Borrower to make any payment of any type under the terms of the Loan Documents within ten (10) days after the same becomes due and payable.

            (b) Performance. Failure of the Borrower to observe or perform any condition, covenant or term of the Loan Documents; provided, however, that an Event of Default shall not occur unless such failure is not cured within thirty (30) days after the Bank gives the Borrower written notice of same.

            (c) Other Obligations to Bank. Failure of the Borrower to observe or perform any other condition, covenant, or term of any other material agreement with the Bank after any applicable cure or grace period related thereto.

            (d) Obligations to Third Persons. Default by the Borrower under any agreement involving Debt in an amount exceeding $10,000 to any Person other than the

      Bank, or default by Borrower with respect to any other material agreement with any third Person which default could reasonably be expected to have a Material Adverse Effect.

            (e) Representations. Failure of any material representation or warranty made by the Borrower in connection with the execution and performance of this Agreement, or any certificate of officers pursuant hereto, to be truthful, accurate or correct in all material respects when made.

            (f) Financial Difficulties. Financial difficulties of the Borrower as evidenced by:

                  (i) any admission in writing of inability to pay debts as they become due; or

                  (ii) the filing of a voluntary or involuntary petition in
            bankruptcy, or under any chapters of the Bankruptcy Code, or under any federal or state statute providing for the relief of debtors; or

                  (iii) making an assignment for the benefit of creditors; or

                  (iv) consenting to the appointment of a trustee or receiver for all or a major part of any of its property; or

                  (v) the entry of a court order appointing a receiver or a
            trustee for all or a major part of its property; provided, that the Borrower shall have sixty (60) days to obtain an order removing such receiver or trustee;

                  (vi) the occurrence of any Forfeiture Action.

            (g) ERISA Matters.

                  (i) the occurrence of an ERISA Title IV Liability Event (other than an ERISA Title IV Liability Event which is not expected to have a Material Adverse Effect)with respect to a Borrower Pension Plan subject to Title IV of ERISA that is not sufficient for benefit liabilities within the meaning of Section 4041(d) of ERISA; or

                  (ii) receipt of notice by Borrower or any Controlled Group
            Member that action is being taken to terminate or reorganize a Multiemployer Plan if such termination or reorganization is likely to result in a material liability being imposed on Borrower or any Controlled Group Member; or

                  (iii) the existence of an accumulated funding deficiency (as defined in Section 412(a) of the Code) with respect to a Borrower Pension Plan which is reasonably likely to have a Material Adverse Effect on Borrower; or

                  (iv) to the extent reasonably likely to cause a Material
            Adverse Effect on Borrower, (A) the withdrawal by Borrower or any Controlled Group Member from any Multiemployer Plan in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA), unless the Bank receives confirmation from the plan that no withdrawal liability (within the meaning of Section 4201 of ERISA) will result from such withdrawal, or (B) the receipt by Borrower or any Controlled Group Member of a notice of withdrawal liability or demand for payment of withdrawal liability from a Multiemployer Plan or on account of a complete or partial withdrawal from a Multiemployer Plan on account of secondary liability for withdrawal liability following a sale of assets subject to Section 4204 of ERISA.

      12.1 Remedies. If any one or more Events of Default listed in Section 12.1
(f)(ii)-(v) occur, (i) any further commitments or obligations of the Bank shall be deemed to be automatically and without need for further action terminated, and (ii) all Obligations of the Borrower to the Bank, automatically and without need for further action, shall become forthwith due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived. If any one or more Events of Default other than those listed in Section 12.1 (f)(ii)-(v) occur, the Bank may, at its option, take either or both of the following actions at the same or different times: (i) terminate any further commitments or obligations of the Bank, and (ii) declare all Obligations of the Borrower to the Bank, automatically and without need for further action, to be forthwith due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived.

            In case any such Events of Default shall occur, the Bank shall be entitled to recover judgment against the Borrower for all Obligations of the Borrower to the Bank either before, or after, or during the pendency of any proceedings for the enforcement of any security interests, mortgages, pledges, or guarantees and, in the event of realization of any funds from any security or guarantee and application thereof to the payment of the Obligations due, the Bank shall be entitled to enforce payment of and recover judgment for all amounts remaining due and unpaid on such Obligations. The Bank shall be entitled to exercise any other legal or equitable right which it may have, and may proceed to protect and enforce its rights by any other appropriate proceedings, including action for the specific performance of any covenant or agreement contained in this Agreement and other agreements held by the Bank.

            If any Default occurs, the Bank or its designee shall have the right, upon reasonable notice to the Borrower, to enter upon the Improvements and conduct such tests, investigation and sampling, including but not limited to installation of monitoring wells, as shall be reasonably necessary for the Bank to determine whether any disposal of Hazardous Substances has occurred on, at or near the Improvements. The costs of all such tests, investigations and samplings shall be considered as additional indebtedness secured by all collateral for the Obligations and shall become immediately due and payable without notice and with interest thereon at highest rate then borne by any of the Obligations. The Borrower agrees that the Bank shall not be liable in any way for the completeness or accuracy of any Environmental Report or the information contained therein. The Borrower further agrees that the Bank has no duty to warn the Borrower or any other Person about any actual or potential environmental contamination or other problem that may have become apparent or will become apparent to the Bank.

                           ARTICLE 13 - MISCELLANEOUS

      13.1 Entire Agreement/Waiver. This Agreement and the Loan Documents are intended by the parties as the final, complete, and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents. All prior or contemporaneous promises, agreements, and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement, or understanding not set forth in this Agreement and the Loan Documents. This Agreement and the Loan Documents may not be amended or modified except by a written instrument describing such amendment or modification executed by the Borrower and the Bank.

            No delay or failure of the Bank to exercise any right, remedy, power or privilege hereunder shall impair the same or be construed to be a waiver of the same or of any Default or an acquiescence therein. No single or partial exercise of any right, remedy, power or privilege shall preclude other or further exercise thereof by the Bank. All rights, remedies, powers, and privileges herein conferred upon the Bank shall be deemed cumulative and not exclusive of any others available.

      13.2 Survival of Representations. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the execution and delivery of other agreements hereunder.

      13.3 Setoff. The Borrower hereby grants to Bank a continuing lien, security interest, and right of set off as security for the Obligations, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank of America Corporation and its successors and assigns or in transit to any of them. At any time during the existence of a Default or Event of Default, without demand or notice (any such notice being expressly waived by Borrower), Bank may set off the same or any part thereof and apply the same to any Obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SET OFF WITH RESPECT TO SUCH DEPOSITS, CREDITS, OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVED.

      13.4 Notices. Any notice or demand upon any party hereto shall be deemed to have been sufficiently given or served for all purposes hereof when delivered in person, one day after delivery to a nationally recognized overnight courier with receipt requested, or two business days after it is mailed certified mail postage prepaid, return receipt requested, addressed as follows:

If to Bank:          Bank of America, N.A.
                     One East Avenue
                     Rochester,  New York 14604
                     Attention:  Colleen M. O'Brien

With a copy to:      Harris Beach PLLC
                     99 Garnsey Road
                     Pittsford, New York 14534
                     Attention:  Ann H. Still, Esq.

If to Borrower:      Graham Corporation
                     20 Florence Avenue
                     Batavia, New York  14020
                     Attention: J. Ronald Hansen

With a copy to:      Daniel R. Kinel, Esq.
                     Harter Secrest & Emery LLP
                     1600 Bausch & Lomb Place
                     Rochester, New York  14604-2711

            Any party may change, by notice in writing to the other parties, the address to which notices to it shall be sent.

      13.5 Assignment/Participation. All the terms and provisions of this Agreement shall inure to the benefit of and be binding upon and be enforceable by the parties and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by any holder of notes executed hereunder; provided, however that Borrower may not assign its rights and obligations hereunder without the prior written consent of the Bank.

            Bank may at any time pledge or assign all or any portion of its rights under the Loan Documents, including any portion of any note evidencing the Obligations, to any of the twelve (12) Federal Reserve Banks organized under
Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or assignment or enforcement thereof shall release Bank from its obligations under any of the Loan Documents.

            The Bank shall have the unrestricted right at any time or from time to time, and without Borrower's consent, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each an "Assignee"), and Borrower agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other Loan Documents, as the Bank shall deem necessary to effect the foregoing. In addition, at the request of the Bank and any such Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if Bank has retained any of its rights and obligations hereunder following such assignment, to Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and Bank after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments, and any other documentation required by Bank in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Bank and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of the Bank hereunder (and under any and all other Loan

Documents) to the extent that such rights and obligations have been assigned by the Bank pursuant to the assignment documentation between the Bank and such Assignee, and Bank shall be released from its obligations hereunder and thereunder to a corresponding extent.

            The Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower, to grant to one or more banks or other financial institutions (each a "Participant") participating interests in Bank's obligation to lend hereunder and/or any or all of the Obligations. In the event of any such grant by Bank of a participating interest to Participant, whether or not upon notice to Borrower, Bank shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Bank in connection with Bank's rights and obligations hereunder.

            The Bank may furnish any information concerning Borrower in its possession from time to time to prospective Assignees and Participants, provided that the Bank shall require any such prospective Assignee or Participant to agree in writing to maintain the confidentiality of such information.

      13.6 Business Days. If any Obligation or any payment hereunder becomes due on a day which is not a Business Day, the due date of the Obligation or payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.

      13.7 Telecopy Requests. As a convenience to the Borrower, Borrower hereby authorizes the Bank to rely upon requests made by the Borrower or its employees by telecopy, and to treat such requests as if they were made in a writing delivered to the Bank. Any advance of funds made by the Bank pursuant to any such request shall be deemed to be authorized by the Borrower unless immediately repaid in full.

      13.8 Severability. In the event that any one or more of the provisions contained in this Agreement or any other agreement, document, or guarantee related hereto shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or such other agreement, document, or guarantee. This Agreement has been prepared in cooperation of counsel for each of the parties, and shall not be construed as against any particular party as drafter.

      13.9 Governing Law. This Agreement and the Loan Documents, and the rights and obligations of the parties hereunder, shall be construed, interpreted, governed and enforced in accordance with the laws of the State of New York (excluding the laws applicable to conflicts or choice of law).

      13.10 Replacement of Prior Agreements. This Agreement supersedes and replaces the Amended and Restated Credit Facility Agreement dated November 3, 1999 between the Bank and the Borrower as the same was amended and the lines of credit and term loans related thereto.

      13.11 Loss or Mutilation. Upon receipt of an affidavit of an officer of Bank as to the loss, theft, destruction, or mutilation of any note evidencing any Obligation or any other Loan Document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such note or other Loan Document, Borrower will issue, in lieu thereof, a replacement note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

      13.12 Indemnity. The Borrower shall indemnify and hold harmless the Bank and its affiliates, directors, officers, employees, agents, and representatives from and against any and all claims, damages, liabilities, and expenses that may be incurred by or asserted against such indemnified party in connection with the Loan Documents and the transactions contemplated thereby including without limitation in connection with the investigation of, preparation for, or defense of any pending or threatened claim, action, or proceeding; provided, however, that the Borrower shall not be liable to any indemnified party for such claims, damages, liabilities, and expenses resulting from such indemnified party's own gross negligence or willful misconduct.

            The Borrower agrees to indemnify, defend, and hold harmless the Bank from and against any and all liabilities, claims, damages, penalties, expenditures, losses, or charges, including, but not limited to, all costs of investigation, monitoring, legal representation, remedial response, removal, restoration or permit acquisition of any kind whatsoever, which may now or in the future be undertaken, suffered, paid, awarded, assessed, or otherwise incurred by the Bank relating to, resulting from or arising out of (a) actions by the Borrower related to, or the use of the Improvements for, the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance, (b) the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements, (c) the failure to undertake and pursue to completion all legally authorized investigative, containment, removal, clean up and other remedial actions with respect to a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements, (d) exposure to any Hazardous Substance to the extent the same arise from activities of the Borrower or the condition of the Improvements or the ownership, use, operation, sale, transfer or conveyance thereof, (e) a violation of any applicable Environmental Law, or (f) non-compliance with any Environmental Permit, except to the extent that such liabilities, claims, damages, penalties, expenditures, losses or charges result from the Bank's gross negligence or willful misconduct. Such costs or other liabilities incurred by the Bank or other entity described in this Section 13.12 shall be deemed to include, without limitation, any sums which the Bank deems it necessary or desirable to expend to protect its security interests and liens. Notwithstanding anything to the contrary contained herein, the Borrower's liability and obligations under this Section 13.12 shall survive the discharge, satisfaction or assignment of this Agreement by the Bank and the payment in full of all of the Obligations.

      13.13 Usury. All agreements between Borrower and Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof, provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Bank in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Bank.

      13.14 JURISDICTION/VENUE. BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN MONROE COUNTY OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON BORROWER BY MAIL AT THE ADDRESS SET FORTH FOR NOTICES GIVEN UNDER THIS AGREEMENT. BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.

      13.15 WAIVER OF TRIAL BY JURY. BORROWER AND BANK (BY ACCEPTANCE OF THIS AGREEMENT) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS OR, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF BANK RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BANK TO ACCEPT THIS AGREEMENT AND MAKE THE LOANS CONTEMPLATED HEREUNDER.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                                        BANK OF AMERICA, N.A.

                                        By: ___________________________________

                                        Title: ________________________________

                                        GRAHAM CORPORATION

                                        By: ___________________________________

                                        Title: ________________________________

                               INDEX TO SCHEDULES

SCHEDULE 6.1      Liens and Encumbrances

SCHEDULE 7.1      Affiliates and Subsidiaries

SCHEDULE 7.4      Litigation

SCHEDULE 7.9      Obligations

SCHEDULE 7.11     Pension Plans

SCHEDULE 9.4      Insurance

                                INDEX TO EXHIBITS

EXHIBIT A         Revolving Line Note

EXHIBIT B         Term Loan Note

                                    EXHIBIT A

                    AMENDED AND RESTATED REVOLVING LINE NOTE

$13,000,000.00                                                    July 12, 2005

            Unless otherwise expressly provided herein, all capitalized terms in this Revolving Line Note shall have the meanings given to them in the Amended and Restated Credit Facility Agreement of even date herewith between the undersigned, Graham Corporation ("Borrower") and Bank of America, N.A. ("Bank"), as the same may be amended, extended, replaced, or modified from time to time (the "Credit Agreement").

      FOR VALUE RECEIVED, GRAHAM CORPORATION hereby promises to pay to the order of BANK OF AMERICA, N.A. at One East Avenue, Rochester, New York 14604, or at such other places as Bank may specify in writing to Borrower, the principal sum of Thirteen Million Dollars ($13,000,000.00) or, if less, the aggregate unpaid principal amount of all Revolving Line advances made by Bank to Borrower. The Bank shall maintain a record of amounts of principal and interest payable by Borrower from time to time, and the records of Bank maintained in the ordinary course of business shall be prima facie evidence of the existence and amounts of the Borrower's obligations recorded therein. In addition, Bank may mail or deliver periodic statements to Borrower indicating the date and amount of each advance hereunder (but any failure to do so shall not relieve Borrower of the obligation to repay any advance). Unless Borrower questions the accuracy of an entry on any periodic statement within thirty business days after such mailing or delivery by Bank, Borrower shall be deemed to have accepted and be obligated by the terms of each such periodic statement as accurately representing the advances hereunder. In the event of transfer of this Revolving Line Note, or if the Bank shall otherwise deem it appropriate, Borrower hereby authorizes Bank to endorse on this Revolving Line Note the amount of advances and payments to reflect the principal balance outstanding from time to time. Bank is hereby authorized to honor borrowing and other requests received from purported representatives of Borrower orally, by telecopy, in writing, or otherwise. Oral requests shall be conclusively presumed to have been made by an authorized person and Bank's crediting of Borrower's account with the amount requested shall conclusively establish Borrower's obligation to repay the amount advanced.

            INTEREST. Outstanding amounts under this Revolving Line Note shall bear interest, except as otherwise specifically provided herein, at a variable rate per annum equal to the Prime Rate in effect from time to time minus the Applicable Prime Rate Margin. Changes in the interest rate shall become effective automatically and without notice at the time of changes in the Prime Rate.

            The Borrower from time to time, however, may elect to have portions of the principal outstanding under this Revolving Line Note bear interest at the fixed per annum rate equal to the one-month, two-month, or three- month LIBOR Rate plus the Applicable LIBOR Margin for the period applicable to that rate by giving at least two (2) business days' prior notice in writing or by telecopy to the Bank. The notice shall specify (i) the rate chosen, (ii) the outstanding principal amount to bear interest at the applicable LIBOR Rate (with any outstanding amounts from time to time under this Revolving Line Note, in excess of such specified amount, to bear interest at the rate based upon the Prime Rate), and (iii) the commencement date for such rate. No LIBOR Interest Period may be elected that would extend beyond the maturity date of this Revolving Line Note. The rate of interest so elected shall be in effect for the respective applicable LIBOR Interest Period. The Borrower shall be responsible for all Break Costs including without limitation those applicable if during any period in which a LIBOR based rate or rates is or are in effect, if the principal amount outstanding under this Revolving Line Note bearing interest at such respective rate or rates is ever less than the principal amount stated in the respective election notice or notices for such period.

      Interest shall be calculated on the basis of a 360 day year and using the actual number of days elapsed. Interest shall continue to accrue after maturity (including after acceleration and judgment) at the rate required by this Revolving Line Note until this Revolving Line Note is paid in full.

      The rate of interest on this Revolving Line Note may be increased under the circumstances provided in the Credit Agreement. The right of Bank to receive such increased rate of interest shall not constitute a waiver of any other right or remedy of Bank.

      PAYMENTS. Payments of all accrued interest under this Revolving Line Note shall be due on the first day of each month.

      All remaining outstanding principal and accrued interest shall be due and payable in full upon the earlier of (a) at the option of the Bank, upon written notice to Borrower, an Event of Default, or (b) the Revolving Line Termination Date, provided that under certain circumstances, some or all of the principal amounts outstanding under this Revolving Line Note may be converted to a Term Loan in accordance with the terms of Article 4 of the Credit Agreement.

      In the event the Borrower becomes aware, or receives notice (oral or written) from the Bank, that principal amounts outstanding under this Revolving Line Note exceed the maximum available amount described herein at any time, Borrower promptly shall make a principal payment to the Bank sufficient to reduce outstanding principal amounts to the maximum amount available hereunder.

      All payments shall be made by Borrower to Bank at the address for Bank first shown above in this Revolving Line Note or such other place as Bank may from time to time specify in writing in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without deduction or withholding for, any taxes or other payments. All payments shall be applied first to the payment of all fees, expenses and other amounts due to the Bank (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after an Event of Default or demand for payment in full, payments will be applied to the obligations of Borrower to the Bank as Bank determines in its sole discretion.

      LATE CHARGE. If the entire required amount of principal and/or interest is not paid in full within ten (10) days after the same is due, Borrower shall pay to Bank a late fee equal to five percent (5%) of the overdue amount. Such late charge shall be in addition to interest.

      PREPAYMENT. This Revolving Line Note is prepayable to the extent allowed by, and on the terms provided by the Credit Agreement.

      MAXIMUM RATE. All agreements between Borrower and Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof, provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then this Revolving Line Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Bank in the execution, delivery and acceptance of this Revolving Line Note to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the documents and agreements related hereto at the time performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Bank.

      BUSINESS DAYS. If this Revolving Line Note or any payment hereunder becomes due on a day other than a Business Day, payment shall be extended to the next succeeding Business Day, but any interest or fees shall be calculated based upon the actual time of payment.

      EVENTS OF DEFAULT. This Revolving Line Note shall become immediately due and payable in full, without further presentment, protest, notice or demand, upon the happening of any Event of Default as provided in the Credit Agreement.

      DEFAULT RATE. Upon Default or after maturity or after judgment has been rendered with respect to the Obligations, or upon an Event of Default, the unpaid principal of all Obligations shall, at the option of the Bank, bear interest at a rate which is four (4) percentage points per annum greater than that which would otherwise be applicable.

      SET OFF. The Borrower hereby grants to Bank a continuing lien, security interest, and right of set off as security for the Obligations, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank of America Corporation and its successors and assigns or in transit to any of them. At any time during the existence of a Default or Event of Default, without demand or notice (any such notice being expressly waived by Borrower), Bank may set off the same or any part thereof and apply the same to any Obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SET OFF WITH RESPECT TO SUCH DEPOSITS, CREDITS, OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVED.

      MODIFICATION OF TERMS. The terms of this Revolving Line Note cannot be changed, nor may this Revolving Line Note be discharged in whole or in part, except by a writing executed by Bank. In the event that Bank demands or accepts partial payments of this Revolving Line Note, such demand or acceptance shall not be deemed to constitute a waiver of the right to demand the entire unpaid balance of this Revolving Line Note at any time in accordance with the terms hereof. Any delay or omission by Bank in exercising any rights hereunder shall not operate as a waiver of such rights.

      COSTS AND EXPENSES. Borrower shall pay on demand all reasonable expenses of Bank in connection with the preparation, administration, default, collection, waiver or amendment of loan terms, or in connection with Bank's exercise, preservation, or enforcement of any of its rights, remedies, or options hereunder, including without limitation, fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or similar professional fees or expenses, and any fees or expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with any loan or any collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any default rate) and be an obligation secured by any collateral.

      ASSIGNMENT/PARTICIPATION. All the terms and provisions of this Revolving Line Note shall inure to the benefit of and be binding upon and be enforceable by the parties and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by any holder hereof.

      The Bank may at any time pledge or assign all or any portion of its rights under this Revolving Line Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or assignment or enforcement thereof shall release Bank from its obligations under any of this Revolving Line Note or any other loan documents.

      The Bank shall have the unrestricted right at any time or from time to time, and without Borrower's consent, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each an "Assignee"), and Borrower agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Revolving Line Note and to any other loan documents, as the Bank shall deem necessary to effect the foregoing. In addition, at the request of the Bank and any such Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if Bank has retained any of its rights and obligations hereunder following such assignment, to Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and Bank after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments, and any other documentation required by Bank in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Bank and such Assignee, such Assignee shall be a party to this agreement and shall have all of the rights and obligations of the Bank hereunder (and under any and all other loan documents) to the extent that such rights and obligations have been assigned by the Bank pursuant to the assignment documentation between the Bank and such Assignee, and Bank shall be released from its obligations hereunder and thereunder to a corresponding extent.

      The Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower, to grant to one or more banks or other financial institutions (each a "Participant") participating interests in Bank's obligation to lend hereunder and/or any or all of the loans held by Bank hereunder. In the event of any such grant by Bank of a participating interest to Participant, whether or not upon notice to Borrower, Bank shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Bank in connection with Bank's rights and obligations hereunder.

      The Bank may furnish any information concerning Borrower in its possession from time to time to prospective Assignees and Participants, provided that the Bank shall require any such prospective Assignee or Participant to agree in writing to maintain the confidentiality of such information.

      LOSS OR MUTILATION. Upon receipt of an affidavit of an officer of Bank as to the loss, theft, destruction, or mutilation of this Revolving Line Note, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of this Revolving Line Note, Borrower will issue, in lieu thereof, a replacement note or other loan document in the same principal amount thereof and otherwise of like tenor.

      REGULATION U. No portion of the proceeds of this Revolving Line Note shall be used, in whole or in part, for the purpose of purchasing or carrying any "margin stock" as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

      MISCELLANEOUS. To the fullest extent permissible by law, Borrower waives presentment, demand for payment, protest, notice of nonpayment, and, except as otherwise provided in the Credit Agreement, all other demands or notices otherwise required by law in connection with the delivery, acceptance, performance, default, or enforcement of this Revolving Line Note. Borrower consents to extensions, postponements, indulgences, substitutions or releases of collateral, and substitutions or releases of other parties primarily or secondarily liable herefor, and agrees that none of the same shall affect Borrower's obligations under this Revolving Line Note which shall be unconditional.

      CHOICE OF LAW. This Revolving Line Note and the rights and obligations of the parties hereunder, shall be construed, interpreted, governed and enforced in accordance with the laws of the State of New York (excluding the laws applicable to conflicts or choice of law).

      ENFORCEMENT/WAIVER OF JURY TRIAL. BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS REVOLVING LINE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN MONROE COUNTY OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT. BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.

      BORROWER AND BANK (BY ACCEPTANCE OF THIS REVOLVING LINE NOTE) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS REVOLVING LINE NOTE OR ANY OTHER LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF BANK RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THIS REVOLVING LINE NOTE OR THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BANK TO ACCEPT THIS REVOLVING LINE NOTE AND MAKE THE LOANS CONTEMPLATED HEREUNDER.

                                        GRAHAM CORPORATION

                                        By: ___________________________________

                                        Title: ________________________________

                                    EXHIBIT B

                                 TERM LOAN NOTE

$___________________                                   Date:  ___________, 200_

      Unless otherwise expressly provided herein, all capitalized terms in this Term Loan Note shall have the meanings given to them in the Amended and Restated Credit Facility Agreement dated July __, 2005, between the undersigned, GRAHAM CORPORATION ("Borrower") and BANK OF AMERICA, N.A. ("Bank"), as amended on the date hereof and as the same may be additionally amended, extended, replaced, or modified from time to time (the "Credit Agreement").

      FOR VALUE RECEIVED, the Borrower hereby promises to pay to the Bank the principal sum of____________________________ ($___________________________).

                  INTEREST. Outstanding amounts under this Term Loan Note shall bear interest, except as otherwise specifically provided herein, at a variable rate per annum equal to the Prime Rate in effect from time to time minus the Applicable Prime Rate Margin. Changes in the interest rate shall become effective automatically and without notice at the time of changes in the Prime Rate.

            The Borrower from time to time, however, may elect to have portions of the principal outstanding under this Term Loan Note bear interest at the fixed per annum rate equal to the one-month, two-month, or three- month LIBOR Rate plus the Applicable LIBOR Margin for the period applicable to that rate by giving at least two (2) business days' prior notice in writing or by telecopy to the Bank. The notice shall specify (i) the rate chosen, (ii) the outstanding principal amount to bear interest at the applicable LIBOR Rate (with any outstanding amounts from time to time under this Term Loan Note, in excess of such specified amount, to bear interest at the rate based upon the Prime Rate), and (iii) the commencement date for such rate. No LIBOR Interest Period may be elected that would extend beyond the maturity date of this Term Loan Note. The rate of interest so elected shall be in effect for the respective applicable LIBOR Interest Period. The Borrower shall be responsible for all Break Costs including without limitation those applicable if during any period in which a LIBOR based rate or rates is or are in effect, if the principal amount outstanding under this Term Loan Note bearing interest at such respective rate or rates is ever less than the principal amount stated in the respective election notice or notices for such period.

      Interest shall continue to accrue after maturity, acceleration, and judgment at the rate required hereby until this Term Loan Note is paid in full. All computations of interest shall be made on the basis of a three hundred sixty
(360) day year and the actual number of days elapsed.

      The rate of interest on this Term Loan Note may be increased under the circumstances provided in the Credit Agreement. The right of Bank to receive such increased rate of interest shall not constitute a waiver of any other right or remedy of Bank.

      PAYMENTS. Payments of all accrued interest under this Term Loan Note shall be due on the first day of each month, commencing on __________, 20__. In addition, monthly principal payments, each equal to $____________, shall be due on the first day of each month, commencing on ___________, 20__. All remaining outstanding principal and accrued interest under this Term Loan Note shall be due and payable in full on_______________________.

      All payments shall be made by Borrower to Bank at the address for Bank first shown above or such other place as Bank may from time to time specify in writing in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without deduction or withholding for, any taxes or other payments.

      All payments shall be applied first to the payment of all fees, expenses and other amounts due to the Bank (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after default, payments will be applied to the obligations of Borrower to Bank as Bank determines in its sole discretion.

      LATE CHARGE. If the entire amount of any required principal and/or interest payment is not paid in full within ten (10) days after the same is due, Borrower shall pay to the Bank a late fee equal to five percent (5%) of the overdue amount.

      PREPAYMENT. This Term Loan Note is prepayable to the extent allowed by, and on the terms provided by the Credit Agreement.

      MAXIMUM RATE. All agreements between Borrower and Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Bank in the execution, delivery and acceptance of this Note to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the related loan documents or security documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if, under or from circumstances whatsoever Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Bank.

      HOLIDAYS. If this Note or any payment hereunder becomes due on a Saturday, Sunday or other holiday on which Bank is authorized to close, the due date for the Note or payment shall be extended to the next succeeding business day, but any interest or fees shall be calculated based upon the actual time of payment.

      EVENTS OF DEFAULT. This Term Loan Note shall become immediately due and payable in full, without further presentment, protest, notice, or demand, upon the happening of any Event of Default as provided in the Credit Agreement.

      DEFAULT RATE. Upon any Default or after maturity or after judgment has been rendered with respect to the Obligations, or upon an Event of Default, the unpaid principal of all Obligations shall, at the option the Bank, bear interest at a rate which is four (4) percentage points per annum greater than that which would otherwise be applicable.

      SET-OFF. Borrower hereby grants to Bank, a lien, security interest and right of setoff as security for all liabilities and obligations to Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank of America Corporation, its successors and assigns, or in transit to any of them. At any time during the existence of a Default or Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

      MODIFICATION OF TERMS. The terms of this Term Loan Note cannot be changed, nor may this Note be discharged in whole or in part, except by a writing executed by Bank. In the event that Bank demands or accepts partial payments of this Term Loan Note, such demand or acceptance shall not be deemed to constitute a waiver of the right to demand the entire unpaid balance of this Term Loan Note at any time in accordance with the terms hereof. Any delay or omission by Bank in exercising any rights hereunder shall not operate as a waiver of such rights.

      MISCELLANEOUS. To the fullest extent permissible by law, Borrower waives presentment, demand for payment, protest, notice of non-payment, and except as otherwise provided in the Credit Agreement, all other demands or notices otherwise required by law in connection with the delivery, acceptance, performance, default, or enforcement of this Term Loan Note. Borrower consents to extensions, postponements, indulgences, substitutions or releases of collateral, and substitutions or releases of other parties primarily or secondarily liable herefor, and agrees that none of the same shall affect Borrower's obligations under this Term Loan Note which shall be unconditional.

      COLLECTION COSTS. Borrower shall pay on demand all reasonable expenses of Bank in connection with the preparation, administration, default, collection, waiver or amendment of loan

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terms, or in connection with Bank's exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any fees or expenses associated with travel or other costs relating to any appraisals of examinations conducted in connection with the loan evidenced by this Term Loan Note of any collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any default rate) and be an obligation secured by any collateral.

      LOSS OR MUTILATION. Upon receipt of an affidavit of an officer of Bank as to the loss, theft, destruction, or mutilation of this Term Loan Note, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of this Term Loan Note, Borrower will issue, in lieu thereof, a replacement note in the same principal amount thereof and otherwise of like tenor.

      CHOICE OF LAW. This Term Loan Note, and the rights and obligations of the parties hereunder, shall be construed, interpreted, governed and enforced in accordance with the laws of the State of New York (excluding the laws applicable to conflicts or choice of law).

      ENFORCEMENT/WAIVER OF JURY TRIAL. BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS TERM LOAN NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN MONROE COUNTY OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON BORROWER BY MAIL AT THE ADDRESS SET FORTH FOR NOTICES GIVEN UNDER THE CREDIT AGREEMENT. BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.

      BORROWER AND BANK (BY ACCEPTANCE OF THIS TERM LOAN NOTE) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NEW TERM LOAN NOTE OR ANY OTHER LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF BANK RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL , EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE

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

EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS
WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BANK TO ACCEPT THIS TERM LOAN NOTE AND MAKE THE LOAN CONTEMPLATED HEREUNDER.

                                   GRAHAM CORPORATION

                                   By:_____________________________

                                   Title:____________________________

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